Investor Contact:
Daniel Fidell
609-561-9000 x7027
dfidell@sjindustries.com

Media Contact:
Marissa Travaline
609-561-9000 x4227
mtravaline@sjindustries.com
FOR IMMEDIATE RELEASE
SJI Reports 2018 Results; Initiates Guidance

FOLSOM, NJ (February 27, 2019) - SJI (NYSE: SJI) today reported operating results for its 2018 full year and fourth quarter ended December 31, 2018. Highlights include:

▪	2018 GAAP earnings per diluted share of $0.21 per share compared to $(0.04) in 2017

▪	Record Economic Earnings* per diluted share of $1.38 compared to $1.23 in 2017 including impacts of acquisitions and divestitures

▪	Significant transformational accomplishments in 2018, reflecting shift to heavily-regulated growth model

▪	Dividend increased to an annualized $1.15 per share in December

▪	Long-term rate base growth of 8-10% and economic earnings growth of 6-8% affirmed

▪	2019 economic earnings per diluted share expected to be $1.05-$1.15 driven by regulated operations

▪
2020 economic earnings expected in line with long-term forecast provided in October and significantly above 2018 results, with formal guidance to be provided in conjunction with our 1Q'19 earnings release on May 8

“The success of our business transformation efforts over several years have positioned us for top-tier, regulated-driven economic EPS growth of 6-8% annually,” said Michael Renna, SJI President and Chief Executive Officer. "We are excited by the changes underway at SJI and look forward to delivering on key regulatory and operational initiatives throughout 2019. These initiatives will provide the foundation for growth and exceptional performance on behalf of our customers and shareholders," added Renna.

YEAR TO DATE RESULTS
	Twelve Months Ended December 31, 2018				Twelve Months Ended December 31, 2017
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
South Jersey Gas	$82.9	$0.98	$82.9	$0.98	$72.6	$0.91	$72.6	$0.91
Elizabethtown Gas	(5.0)	(0.06)	5.8	0.07	—	—	—	—
Elkton Gas	(0.2)	—	0.1	—	—	—	—	—
SJI Utilities	77.7	0.92	88.8	1.05	72.6	0.91	72.6	0.91

Midstream	3.1	0.04	3.1	0.04	4.6	0.06	4.6	0.06
Energy Group	60.4	0.72	42.6	0.50	(21.8)	(0.27)	21.3	0.27
Energy Services	(75.9)	(0.90)	(0.6)	(0.01)	(59.8)	(0.75)	(2.7)	(0.03)
Other	(47.4)	(0.56)	(17.7)	(0.21)	1.0	0.01	2.3	0.03
Total	$17.9	$0.21	$116.2	$1.38	$(3.4)	$(0.04)	$98.1	$1.23

Average Shares Outstanding (Diluted)		84.471		84.471		79.541		79.541
* Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

2018 Key Accomplishments
Elizabethtown Gas (ETG) and Elkton Gas (ELK) Acquisitions

▪	Seamless process, with financing and closing in less than nine months, and full integration expected Q1'20

Execution of Regulatory Initiatives

▪	Multi-year extensions of SHARP infrastructure and energy efficiency programs for South Jersey Gas Company (SJG); Infrastructure Investment Program (IIP) proposal for ETG filed with NJBPU in October

Business Transformation/Balance Sheet Strengthening

▪	Sale of non-core solar and retail gas marketing assets, with cash proceeds deployed for debt repayment

Growth from Core Non-Regulated Operations

▪	Record wholesale results driven by cold weather; three additional fuel management contracts operational

New Long-Term Growth Metrics

▪	Expected long-term 8-10% rate base growth and 6-8% economic EPS growth

2018 Results
For the twelve-month period ended December 31, 2018, SJI reported consolidated GAAP earnings of $17.9 million ($0.21 per share) compared to a net loss of $3.4 million ($0.04 per share) in the prior year period.
SJI uses the non-GAAP measure of Economic Earnings when discussing results. We believe this presentation provides clarity into the continuing earnings of our business. A full explanation and reconciliation of economic earnings is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures” later in this report and in our 10-K for the year ending December 31, 2018.
For the twelve-month period ended December 31, 2018, economic earnings were $116.2 million ($1.38 per share) compared to $98.1 million ($1.23 per share) last year.
Gas Utilities
The SJI Utilities (SJIU) segment includes the gas distribution operations of SJG, ETG and ELK. Given partial year contributions from ETG and ELK, full year earnings performance relative to the prior year is not comparable. 2018 GAAP earnings were $77.7 million. GAAP earnings include $15.3 million in customer bill credits ($11.1 million after-tax) for ETG and ELK, consistent with acquisition approvals. 2018 economic earnings, which exclude the bill credits, were $88.8 million. Both 2018 GAAP and economic earnings reflect the addition of Elizabethtown Gas and Elkton Gas operating activities which contributed $5.9 million to earnings.
South Jersey Gas
Operating Performance. GAAP earnings and economic earnings are the same for SJG. 2018 earnings were $82.9 million compared with $72.6 million in 2017. The $10.3 million improvement reflects higher utility margin partially offset by higher operating costs.
Utility margin increased $11.9 million during 2018 compared with 2017. We define utility margin, a non-GAAP measure, as natural gas revenues less natural gas costs, regulatory rider expenses and related volumetric and revenue-based energy taxes. Margin improvement was driven by customer growth, our base rate case settlement, and the roll-in of investments from infrastructure replacement programs.
Utility operating costs increased $1.6 million compared with last year, excluding expenses for clean energy, energy efficiency and environmental remediation programs that are offset by an equal amount in revenues. Higher costs reflect a combination of higher depreciation, interest and operation and maintenance expenses primarily aimed at improving efficiency and productivity for the benefit of our customers. Higher depreciation reflects capital investment in infrastructure and customer growth.

Customer Growth. SJG added more than 7,400 new customers over the last 12 months and now serves more than 391K customers. SJG’s 1.9% growth rate compares favorably to our peers and remains driven by gas conversions (~75% of new customer additions) from alternate fuels such as oil and propane.
Infrastructure Modernization. Through infrastructure replacement programs, SJG enhances the safety and reliability of our system while earning our authorized utility return on approved investments in a timely manner.

•
Our Accelerated Infrastructure Replacement Program (AIRP) authorizes investment of $302.5 million over the five year period from 2016-2021 for important infrastructure replacement upgrades. Our most recent annual investment of $60.4 million for the period July 2017 to June 2018 was rolled into SJG rates effective October 1, 2018.

•
SJG invested $7 million in our Storm Hardening and Reliability Program (SHARP) in 2018. The current program was approved in May and authorizes investment of $100 million from 2018-2021 for four projects to enhance the safety, redundancy and resiliency of the distribution system along our coastal communities. We expect to invest more than $45 million in 2019 under this program.

BL England. RC Cape May Holdings, LLC has communicated the firm’s intent not to proceed with re-powering the former BL England facility with natural gas.

•
SJG's proposed ~$115M, 22-mile intrastate pipeline project would have supplied natural gas to the BL England generating facility and provided a secondary supply of natural gas to over 142,000 customers in Atlantic and Cape May counties who are currently served by a single feed. The pipeline was approved by the NJBPU in December 2015 and the New Jersey Pinelands Commission in February 2017.

•
We are disappointed by this notice but remain committed to meeting the vitally important needs of the residents and businesses in southern-most New Jersey. Delaying needed reliability and resiliency investments compromises SJG's ability to provide uninterrupted service to its customers.

•
We’ve already begun to explore alternatives that will allow for a secondary supply of natural gas, needed to create reliability and resiliency for the 142,000 customers in Atlantic and Cape May counties who count on us to heat their homes and provide hot meals and hot water for their families. We expect to share additional details as these alternatives clarify in future periods.

•	SJI does not expect this announcement to impact our long-term growth metrics given additional capital growth opportunities we anticipate over the next decade.

Elizabethtown Gas
Operating Performance. GAAP earnings and economic earnings are typically the same for ETG. However, 2018 GAAP earnings of $(5.0) million includes a non-recurring $15 million customer bill credit ($10.8 million after-tax) consistent with acquisition approval. 2018 economic earnings were $5.8 million reflecting our ownership as of July 1, 2018. Note that seasonality of our gas distribution business heavily skews profit margin to the first half of the year while operating expenses are absorbed on a straight-line basis through the year. Utility margin of $70.0 million was driven by customer growth and revenue from the 2017 base rate case offset by costs associated with the planned exit of the company’s current transition service agreement with Southern Company (SO) and interest expense.
Customer Growth. ETG added more than 2,000 net customers over the last 12 months and now serves more than 293K customers. ETG’s 0.8% growth rate has historically been driven by a balanced mix of new construction and gas conversions from alternate fuels such as oil and propane.
Infrastructure Modernization. Consistent with acquisition approval, ETG was required to develop a plan, in concert with the Staff of the New Jersey Board of Public Utilities (NJBPU), to address remaining aging infrastructure at ETG. On October 29, 2018 ETG filed a $518 million, five-year infrastructure replacement program proposal with the NJBPU. The design of ETG's Infrastructure Investment Plan (IIP) includes a request for timely recovery of our investment on a semi-annual basis through a separate rider recovery mechanism. A final decision from the NJBPU is anticipated in 2019.

Elkton Gas
GAAP earnings and economic earnings are typically the same for ELK. However, 2018 GAAP earnings of $(0.2) million includes a non-recurring $0.3M customer bill credit consistent with acquisition approval. 2018 economic earnings were $0.1 million. Utility margin from customer growth and infrastructure investment was offset by operating costs and interest expense. In June 2018, ELK filed a base rate case application with the Maryland Public Service Commission (MPSC). In February, the MPSC authorized an annual revenue increase of $0.09 million based on a 9.8% ROE and 50.0% equity component.
Midstream
The Midstream segment is primarily comprised of our 20% equity investment in the PennEast Pipeline (PennEast). PennEast is a planned $1B+, 1 Bcf, approximately 120-mile interstate pipeline running from the Marcellus region of Pennsylvania into New Jersey. GAAP income from continuing operations and economic earnings are the same for Midstream. 2018 earnings were $3.1 million compared with $4.6 million in 2017, reflecting Allowance for Funds Used During Construction (AFUDC) related to the project.
In September 2015, PennEast submitted an application to FERC for a permit to proceed with construction. In January 2018, the Certificate of Public Convenience and Necessity was approved by the FERC.  This authorized PennEast to construct, install, own, operate and maintain this pipeline. While opponents of the project have filed a variety appeals and several are still pending, a December 2018 ruling from the U.S. District Court of New Jersey allowed PennEast to proceed with survey work that is expected to enable it to complete and submit permit applications to the NJDEP. We expect to make additional investments in similar midstream projects.
Energy Group
The Energy Group segment includes our non-regulated operations engaged in fuel supply management services, wholesale gas marketing, and retail marketing. 2018 GAAP earnings were $60.4 million compared with $(21.8) million in 2017. 2018 economic earnings were $42.6 million compared with $21.3 million in 2017.

•
Fuel management activities contributed 2018 economic earnings of $8.6 million compared with $5.8 million in 2017 driven by a larger portfolio of operating contracts (eight) compared with last year (five).

•
Wholesale marketing contributed 2018 economic earnings of $35.0 million compared with $15.8 million in 2017, driven by higher margins on daily energy trading activities and volatility due to extremely cold weather. As of December 31, 2018, wholesale energy operations held 8.6 Bcf of storage and 0.56 Bcf/d of transportation under contract compared with 8.7 Bcf of storage and 0.58 Bcf/d as of December 31, 2017.

•
Retail marketing contributed a loss in 2018 economic earnings of $1.2 million compared with a loss of $0.5 million in 2017. In December 2018, we sold our retail gas marketing assets to UGI Energy Services for total cash proceeds of $15 million as part of our shift in business strategy.

Energy Services
The Energy Services segment consists of our non-regulated energy production portfolio including solar, combined heat and power (CHP) and landfill gas-to-electric assets, as well as our account services business. 2018 GAAP earnings were $(75.9) million compared with $(59.8) million in 2017. 2018 economic earnings were $(0.6) million compared with $(2.7) million in 2017.

•
Energy production contributed a loss in 2018 economic earnings of $2.8 million compared with a loss of $3.2 million in 2017 driven by CHP/Landfill under-performance and the sale of our solar assets in June 2018 to an entity managed by Goldman Sachs Asset Management (GSAM). As previously communicated, we no longer view energy production as core to our growth strategy and we are evaluating options to optimize the value of our remaining businesses.

•	Account services contributed 2018 economic earnings of $2.1 million compared with $0.4 million in 2017, partially mitigating energy production results.

Fourth Quarter 2018 Results
For the three months ended December 31, 2018, SJI reported consolidated GAAP earnings of $46.1 million ($0.53 per share) compared to $4.1 million ($0.05 per share) in the prior year period. Economic earnings for fourth quarter 2018 were $33.5 million ($0.39 per share) compared to $40.0 million ($0.50 per share) last year.

Fourth Quarter Results
	Three Months Ended December 31, 2018				Three Months Ended December 31, 2017
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
South Jersey Gas	$23.6	$0.27	$23.6	$0.27	$29.6	$0.37	$29.6	$0.37
Elizabethtown Gas	12.8	0.15	12.8	0.15	—	—	—	—
Elkton Gas	0.2	—	0.2	—	—	—	—	—
SJI Utilities	36.6	0.42	36.6	0.42	29.6	0.37	29.6	0.37

Midstream	1.1	0.01	1.1	0.01	0.9	0.01	0.9	0.01
Energy Group	21.4	0.25	4.5	0.05	5.2	0.07	11.7	0.15
Energy Services	4.3	0.05	0.4	—	(31.0)	(0.39)	(2.8)	(0.04)
Other	(17.3)	(0.20)	(9.1)	(0.11)	(0.6)	(0.01)	0.6	0.01
Total	$46.1	$0.53	$33.5	$0.39	$4.1	$0.05	$40.0	$0.50

Average Shares Outstanding (Diluted)		86.389		86.389		79.705		79.705
* Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.
Gas Utilities
Fourth quarter 2018 GAAP and economic earnings were $36.6 million. As a reminder, given partial year contributions from ETG and ELK, fourth quarter earnings performance relative to the prior year is not comparable. Both GAAP and economic earnings for fourth quarter 2018 reflect the addition of ETG and ELK operating activities which contributed earnings of $13.0 million.
SJG earnings were $23.6 million compared with $29.6 million in the prior year. The quarterly variance reflects higher operating costs partially offset by higher utility margin, driven by the same factors as full-year 2018 results. ETG earnings were $12.8 million, reflecting utility margin from customer growth and revenue from the 2017 base rate case offset by costs associated with the planned exit of the company’s current transition service agreement with Southern Company (SO) and interest expense. ELK earnings were $0.2 million, reflecting utility margin from customer growth and infrastructure investment offset by operating costs and interest expense.
Midstream
Fourth quarter 2018 earnings were $1.1 million compared with $0.9 million in the prior year, reflecting Allowance for Funds Used During Construction (AFUDC) related to the project.
Energy Group
Fourth quarter 2018 GAAP earnings were $21.4 million compared with $5.2 million in the prior year. Fourth quarter 2018 economic earnings were $4.5 million compared with $11.7 million in the prior year.

•	Fuel management activities contributed economic earnings of $2.3 million compared with $1.7 million the prior year driven by a larger portfolio of contracts (eight) compared with last year (five).

•	Wholesale marketing contributed economic earnings of $2.1 million compared with $10.7 million last year, driven by much less favorable weather and tighter margins on daily energy trading activities.

•	Retail marketing contributed economic earnings of $0.0 million compared with a loss of $0.8 million last year, reflecting the sale of retail gas marketing assets in December.

Energy Services
Fourth quarter 2018 GAAP earnings were $4.3 million compared with a loss of $31.0 million in the prior year. Fourth quarter 2018 economic earnings were $0.4 million compared with a loss of $2.8 million in the prior year.

•	Energy production contributed a loss in economic earnings of $0.1 million compared with a loss of $3.3 million last year primarily reflecting our June 2018 agreement to sell our solar assets.

•	Account services economic earnings of $0.5 million were consistent with the prior year.

Balance Sheet and Cash Flow
SJI remains committed to a capital structure that supports our regulated-driven capital spending plan while maintaining a balanced equity-to-total capitalization, ample liquidity and a solid investment grade credit rating.
At December 31, 2018, equity-to-total capitalization was 28.9% compared with 27.9% at September 30, 2018 and 43.7% at December 31, 2017, reflecting acquisition financing. As previously communicated, our growth plan embeds conversion of mandatory convertible equity units due 2021 ($287.5 million). Including conversion, our adjusted equity-to-total capitalization ratio, a non-GAAP measure, was 35.3% at December 31, 2018.
Our balance sheet strengthening activities remain a core focus and have continued into 2019:

•
On January 15, 2019, we settled our equity forward sale agreement by physically delivering 6,779,661 shares of common stock and receiving net cash proceeds of approximately $189 million. We deployed a majority of these proceeds for debt repayment in late January.

•	In 2019, we have also deployed a majority of more than $300 million in cash proceeds from the sale of our solar and retail gas marketing assets for debt repayment.

•	We expect additional debt repayment from the sale of any additional non-core, non-regulated assets.
For the year ended December 31, 2018, net cash from operating activities was $143.6 million compared to $190.3 million in the prior year period, reflecting lower utility customer collections and higher costs for environmental remediation partially offset by increased Energy Group collections driven by cold weather in Q1'18. Net cash used in investing activities was $1.8 billion compared with $287.3 million in the prior year period, reflecting our acquisition of ETG and ELK, timing of utility infrastructure upgrades, and investment to support customer growth. Net cash provided by financing activities was $1.6 billion compared to $104.7 million in the prior year period, primarily reflecting acquisition-related debt and equity financing.
As of December 31, 2018, SJI had total borrowing facilities of $860 million, with $277 million drawn and $582 million in available liquidity.

Dividends
On November 19, 2018, the SJI board of directors voted to increase the company's regular quarterly dividend to an annualized rate of $1.15 per share, that was payable December 27, 2018, to shareholders of record on December 10, 2018. SJI has continuously paid a cash dividend since 1950 and has increased the dividend each of the last 20 years. Our targeted payout is 55-65% of economic earnings.

Financial Guidance
2019
SJI expects 2019 economic earnings to be in the range of $98 million to $107 million, or $1.05 to $1.15 per diluted share. Economic earnings guidance primarily reflects 1) costs associated with the transition services agreement we have with Southern which we intend to exit by early 2020, 2) financing and operational requirements associated with our ETG/ELK acquisitions and divestitures of non-core nonregulated businesses and 3) timing associated with the execution and implementation of our regulatory strategy. Regulated operations are expected to contribute 80-85% of economic earnings excluding acquisition-related interest costs. Capital expenditures are expected to be ~$525 million in 2019, with more than 97 percent of expenditures supporting regulated operations and projects. SJI ended 2018 with $582 million of capacity under its revolving credit facility and, following our equity forward draw in February, does not anticipate any additional equity issuances in 2019.
2020
SJI expects 2020 economic earnings in line with our long-term forecast provided in October and significantly above 2018 results, with formal guidance to be provided in conjunction with our 1Q'19 earnings release on May 8. 2020 economic earnings are expected to benefit from our exit from the transition services agreement, accelerated utility customer growth and infrastructure replacement at both SJG and ETG, execution of our regulatory strategy including recovery of base utility investment, a reshaping of our wholesale portfolio including the expiration of legacy marketing contracts and lower operating costs driven by 2019 business transformation activities. Capital expenditures are expected to be ~$540 million in 2020, with more than 97 percent of expenditures supporting regulated operations and projects. SJI anticipates an equity issuance of $125 million to support a utility redundancy project in 2020.
Long-Term Guidance Reaffirmed
SJI expects economic earnings per share to increase by an average of 6 to 8 percent annually between 2018 and 2022; however, the timing and frequency of regulatory filings will impact the growth rate in any individual year. SJI’s rate base is expected to grow an average of 8 to 10 percent per year between 2018 and 2022. Capital expenditures are expected to be in the range of $500 million to $600 million per year between 2018 and 2022, with approximately 97 percent of expenditures supporting regulated operations and projects. SJI expects its average annual dividend growth rate to be ~3 percent between 2018 and 2022, with a target dividend payout ratio of 55 to 65 percent of economic earnings, all subject to its board of directors' approval.
Our financial guidance for the periods discussed above assume a continued conservative future view of wholesale markets, potential for revisions to PennEast construction schedules, and RC Cape May Holdings intent to discontinue the re-powering of the BL England facility with natural gas. Our financial guidance is also subject to the risks and uncertainties identified below under “Forward-Looking Statements.”

Conference Call and Webcast
SJI will host a conference call and webcast on Thursday, February 28 to discuss our fiscal 2018 full year and fourth quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date/Time:    Thursday, February 28, 11:00 a.m. ET
Dial-In:         Toll Free: 877-376-9937; Toll: 629-228-0738
Passcode:    4294045

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.sjindustries.com under Events & Presentations. A replay of the webcast will be available on our website at www.sjindustries.com under Event & Presentations.

About SJI
SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business, delivers safe, reliable, affordable natural gas to more than 690,000 South Jersey Gas, Elizabethtown Gas and Elkton Gas customers in New Jersey and Maryland. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

Forward Looking Statements and Risk Factors
This news release, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. This Quarterly Report uses words such as "anticipate," "believe," "expect," "estimate," "forecast," "goal," "intend," "objective," "plan," "project," "seek," "strategy," "target," "will" and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in SJI’s and SJG's Annual Report on Form 10-K for the year ended December 31, 2018 and in any other SEC filings made by SJI or SJG during 2018 and prior to the filing of this earnings release. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. SJI and SJG undertake no obligation to revise or update any forward-looking statements, whether as result of new information, future events or otherwise, except as required by law.

Explanation of Non-GAAP Financial Measures
Management uses the non-generally accepted accounting principles (non-GAAP) financial measures of Economic Earnings and Economic Earnings Per Share when evaluating the results of operations for its operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.
We define Economic Earnings as: Income from continuing operations, (i) less the change in unrealized gains and plus the change in unrealized losses on all derivative transactions; (ii) less realized gains and plus realized losses on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal; (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's operations could be difficult or potentially confusing. With respect to part (iii) of the definition of Economic Earnings:
    For the year ended December 31, 2018, Economic Earnings excludes impairment charges, including charges taken in 2018 on solar generating facilities (which was primarily driven by the purchase price in the agreement to sell solar assets being less than the carrying amount of the assets) along with Landfill Gas-to-Energy (LFGTE) assets (which was primarily driven by the remaining carrying value of these assets no longer being recoverable. For the year ended December 31, 2017, Economic Earnings excludes impairment charges on solar generating facilities, LFGTE long-lived assets, LFGTE assets customer relationships, and goodwill.
    For the years ended December 31, 2018 and 2017, Economic Earnings excludes the impact of a May 2017 jury verdict stemming from a pricing dispute with a gas supplier over costs, including interest charges and legal fees incurred, along with the realized difference in the market value of the commodity (including financial hedges).
    For the years ended December 31, 2018 and 2017, Economic Earnings excludes various costs related to the Acquisition, a series of agreements whereby Marina agreed to sell its portfolio of solar energy assets to a third-party buyer, and the agreement to sell the assets of SJE's retail gas business.
    For the year ended December 31, 2018, Economic Earnings excludes approximately $15.3 million (pre-tax) of credits to ETG and ELK customers that was required as part of the Acquisition.
For the year ended December 31, 2018, Economic Earnings excludes costs incurred on the Company's Early Retirement Incentive Program (ERIP) as well as the benefit of amending the Company's Other Postretirement Employee Benefit Plan (OPEB).
    For the year ended December 31, 2017, Economic Earnings also excludes the impact of a 2017 settlement of a legal claim stemming from a dispute related to a three-year capacity management contract with a counterparty, including legal fees incurred, along with the impact of a favorable FERC decision over a tariff rate dispute with a counterparty, including interest earned.
    For the year ended December 31, 2017, Economic Earnings excludes an approximately $2.4 million pre-tax loss related to a new interest rate derivative and amendments made to an existing interest rate derivative linked to unrealized losses previously recorded in Accumulated Other Comprehensive Loss (AOCL). SJI reclassified this amount from AOCL to Interest Charges on the consolidated statements of income as a result of the prior hedged transactions being deemed probable of not occurring. Since the economic impact will not be realized until future periods, this amount is excluded from Economic Earnings.
For the year ended December 31, 2017, Economic Earnings excludes the impact of one-time tax adjustments, most notably related to the Tax Reform.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, contractual arrangements and other events that management believes make period to period comparisons of SJI's operations difficult or potentially confusing. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	2018	2017	2016

Income (Loss) from Continuing Operations	$17,903	$(3,404)	$119,061
Minus/Plus:
Unrealized Mark-to-Market (Gains) Losses on Derivatives	(35,846)	14,226	(27,550)
Realized Losses on Inventory Injection Hedges	—	332	683
Loss on Property, Plant and Equipment (A)	105,280	91,299	—
Net Losses from Legal Proceedings (B)	5,910	56,075	—
Acquisition/Sale Costs (C)	34,674	19,564	—
Customer Credits (D)	15,333	—	—
ERIP and OPEB (E)	6,733	—	—
Other (F)	—	2,227	(165)
Income Taxes (G)	(33,753)	(70,834)	10,813
Additional Tax Adjustments (H)	—	(11,420)	—

Economic Earnings	$116,234	$98,065	$102,842

Earnings (Loss) per Share from Continuing Operations	$0.21	$(0.04)	$1.56
Minus/Plus:
Unrealized Mark-to-Market (Gains) Losses on Derivatives	(0.42)	0.18	(0.36)
Realized Losses on Inventory Injection Hedges	—	—	0.01
Loss on Property, Plant and Equipment (A)	1.24	1.14	—
Net Losses from Legal Proceedings (B)	0.07	0.70	—
Acquisition/Sale Costs (C)	0.41	0.25	—
Customer Credits (D)	0.18	—	—
ERIP and OPEB (E)	0.08	—	—
Other (F)	—	0.03	—
Income Taxes (G)	(0.39)	(0.89)	0.13
Additional Tax Adjustments (H)	—	(0.14)	—

Economic Earnings per Share	$1.38	$1.23	$1.34

(A) Represents impairment charges taken in 2018 on solar generating facilities (which was primarily driven by the purchase price in the agreement to sell solar assets being less than the carrying amount of the assets) along with LFGTE assets (which was primarily driven by the remaining carrying value of these assets no longer being recoverable. Also represents impairment charges taken in 2017 on solar generating facilities, LFGTE long-lived assets, LFGTE assets customer relationships, and goodwill.
(B) Represents net losses from three separate legal proceedings: (a) charges in 2017 and 2018, including interest, legal fees and the realized difference in the market value of the commodity (including financial hedges) resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014; (b) a charge in 2017, including legal fees, resulting from a settlement with a counterparty over a dispute related to a three-year capacity management contract; and (c) a gain taken in 2017 resulting from a favorable FERC decision, including interest, over a tariff rate dispute with a counterparty, whereby SJI contended that the counterparty was overcharging for storage demand charges over a ten-year period.

(C) Represents costs incurred on the agreement to acquire the assets of ETG and ELK, including legal, consulting and other professional fees. Also included here are costs incurred on the sale of solar and SJE assets, partially offset by gains recorded on the sale of solar assets.
(D) Represents credits to ETG and ELK customers that were required as part of the Acquisition.
(E) Represents costs incurred on the Company's ERIP as well as the benefit of amending the Company's OPEB.
(F) Included in this amount are amendments made to an existing interest rate derivative linked to unrealized losses previously recorded in AOCL. SJI reclassified this amount from AOCL to Interest Charges on the consolidated statements of income as a result of the prior hedged transactions being deemed probable of not occurring. Since the economic impact will not be realized until future periods, this amount is excluded from Economic Earnings. Also included is additional depreciation expense within Economic Earnings on a solar generating facility where an impairment charge was recorded in the past, which reduced the depreciable basis and recurring depreciation expense, and the related reduction in depreciation expense was added back in prior years.
(G) Determined using a combined average statutory tax rate of approximately 25%, 39% and 40% for 2018, 2017 and 2016, respectively.
(H) Represents one-time tax adjustments, most notably for Tax Reform.

Summary of Utility Margin
The following tables summarize Utility Margin for the years ended December 31 for SJG, for the period since Acquisition for ETG, which is July 1, 2018 through December 31, 2018 (in thousands):
SJG:

	December 31, 2018		December 31, 2017		December 31, 2016
Utility Margin:
Residential	$213,026	70%	$180,106	62%	$162,820	62%
Commercial and Industrial	89,172	29%	76,491	26%	69,396	26%
Cogeneration and Electric Generation	4,975	1%	4,762	1%	4,898	2%
Interruptible	105	—	63	—	79	—
Off-system Sales & Capacity Release	4,434	2%	5,051	2%	4,731	2%
Other Revenues	1,942	1%	2,107	1%	2,213	1%
Margin Before Weather Normalization & Decoupling	313,654	103%	268,580	92%	244,137	93%
CIP mechanism	(12,382)	(4)%	20,062	7%	16,615	6%
EET mechanism	2,998	1%	3,717	1%	3,558	1%
Utility Margin**	$304,270	100%	$292,359	100%	$264,310	100%
ETG:

Utility Operating Revenues:
Firm & Interruptible Sales -
Residential	$80,215
Commercial & Industrial	26,784
Firm & Interruptible Transportation -
Residential	508
Commercial & Industrial	15,148
Other	2,949
Total Firm & Interruptible Revenues	125,604
Less:
Total Cost of Sales - Utility (Excluding depreciation)	53,491
Regulatory Rider Expenses*	2,068
Utility Margin**	$70,045

Utility Margin:
Residential	$43,293
Commercial & Industrial	26,034
Regulatory Rider Expenses*	718
Utility Margin**	$70,045

Degree Days	1,724

*Represents expenses for which there is a corresponding credit in operating revenues.  Therefore, such recoveries have no impact on ETG's financial results.
**Utility Margin is a non-GAAP financial measure and is further defined above. The definition of Utility Margin is the same for SJG, ETG and ELK gas utility operations.

Statements of Consolidated Income
(In Thousands Except for Per Share Data)

	South Jersey Industries, Inc. and Subsidiaries
	Year Ended December 31,
	2018	2017	2016
Operating Revenues:
Utility	$670,715	$512,482	$453,819
Nonutility	970,623	730,586	582,681
Total Operating Revenues	1,641,338	1,243,068	1,036,500
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	258,781	199,660	167,154
- Nonutility	796,627	646,567	413,833
Operations	256,862	169,767	147,056
Impairment Charges	105,280	91,299	—
Maintenance	32,162	19,727	17,549
Depreciation	96,723	100,718	90,389
Energy and Other Taxes	9,537	6,487	6,342
Net Gain on Sales of Assets	(15,379)	—	—
Total Operating Expenses	1,540,593	1,234,225	842,323
Operating Income	100,745	8,843	194,177

Other Income and Expense	2,404	11,041	5,088
Interest Charges	(90,296)	(54,019)	(31,449)
Income (Loss) Before Income Taxes	12,853	(34,135)	167,816
Income Taxes	(561)	24,937	(54,151)
Equity in Earnings of Affiliated Companies	5,611	5,794	5,396
Income (Loss) from Continuing Operations	17,903	(3,404)	119,061
Loss from Discontinued Operations - (Net of tax benefit)	(240)	(86)	(251)
Net Income (Loss)	$17,663	$(3,490)	$118,810

Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.21	$(0.04)	$1.56
Discontinued Operations	—	—	—
Basic Earnings (Loss) per Common Share	$0.21	$(0.04)	$1.56

Average Shares of Common Stock Outstanding - Basic	83,693	79,541	76,362

Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.21	$(0.04)	$1.56
Discontinued Operations	—	—	—
Diluted Earnings (Loss) per Common Share	$0.21	$(0.04)	$1.56

Average Shares of Common Stock Outstanding - Diluted	84,471	79,541	76,475

Statements of Consolidated Cash Flows (In Thousands)

	South Jersey Industries, Inc. and Subsidiaries
	Year Ended December 31,
	2018	2017	2016
Cash Flows from Operating Activities:
Net Income (Loss)	$17,663	$(3,490)	$118,810
Loss from Discontinued Operations	240	86	251
Income (Loss) from Continuing Operations	17,903	(3,404)	119,061
Adjustments to Reconcile Income from Continuing Operations to Net Cash Provided by Operating Activities:
Net Gain on Sales of Assets	(15,379)	(2,563)	—
Impairment Charges	105,280	91,299	—
Loss on Extinguishment of Debt	—	543	—
Depreciation and Amortization	132,914	123,486	109,818
Net Unrealized (Gain) Loss on Derivatives - Energy Related	(34,447)	13,667	(26,935)
Unrealized (Gain) Loss on Derivatives - Other	(1,337)	677	(647)
Provision for Losses on Accounts Receivable	7,977	6,949	6,907
CIP Receivable/Payable	32,523	915	(24,943)
Deferred Gas Costs - Net of Recoveries	(46,495)	(28,092)	11,753
Deferred SBC Costs - Net of Recoveries	311	(5,578)	(7,102)
Stock-Based Compensation Expense	4,144	4,254	3,892
Deferred and Noncurrent Income Taxes - Net	10,392	10,082	55,789
Environmental Remediation Costs - Net of Recoveries	(59,307)	(39,860)	(39,731)
Gas Plant Cost of Removal	(11,184)	(7,062)	(6,070)
Pension Contribution	—	(10,000)	—
Changes in:
Accounts Receivable	(106,283)	21	(67,160)
Inventories	566	5,589	387
Prepaid and Accrued Taxes - Net	13,418	(23,366)	4,253
Accounts Payable and Other Accrued Liabilities	114,371	58,858	112,199
Derivatives - Energy Related	5,208	899	6,723
Other Assets and Liabilities	(26,999)	(6,989)	4,477
Cash Flows from Discontinued Operations	7	(4)	(44)

Net Cash Provided by Operating Activities	143,583	190,321	262,627

Cash Flows from Investing Activities:
Capital Expenditures	(341,120)	(272,965)	(279,423)
Cash Paid for Acquisition, Net of Cash Acquired	(1,740,285)	—	—
Cash Paid for Purchase of New Contract	(11,339)	—	—
Proceeds from Sale of Property, Plant and Equipment	310,644	3,547	—
Investment in Long-Term Receivables	(8,643)	(9,324)	(10,886)
Proceeds from Long-Term Receivables	9,813	9,861	10,014
Notes Receivable	—	22,884	9,916
Purchase of Company-Owned Life Insurance	(1,298)	(9,180)	(2,398)
Investment in Affiliate	(9,524)	(29,636)	(12,943)
Return of Investment in Affiliate	—	—	4,750
Advances on Notes Receivable - Affiliate	—	(2,451)	—
Net Repayment of Notes Receivable - Affiliate	2,967	—	672

Net Cash Used in Investing Activities	(1,788,785)	(287,264)	(280,298)

Cash Flows from Financing Activities:
Net (Repayments of) Borrowings from Short-Term Credit Facilities	(75,900)	50,300	(135,600)
Proceeds from Issuance of Long-Term Debt	2,432,500	450,000	61,000
Payments for Issuance of Long-Term Debt	(21,574)	(14,204)	(147)
Principal Repayments of Long-Term Debt	(768,909)	(293,309)	(49,366)
Dividends on Common Stock	(94,756)	(87,308)	(82,380)
Net Settlement of Restricted Stock	(776)	(751)	(387)
Proceeds from Sale of Common Stock	173,750	—	214,426
Payments for the Issuance of Common Stock	(7,149)	—	—
Payment of Lease Obligation	—	—	(10,600)

Net Cash Provided by (Used in) Financing Activities	1,637,186	104,728	(3,054)

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(8,016)	7,785	(20,725)
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	39,695	31,910	52,635

Cash, Cash Equivalents and Restricted Cash at End of Year	$31,679	$39,695	$31,910

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the year for:
Interest (Net of Amounts Capitalized)	$84,792	$51,456	$32,372
Income Taxes (Refunds) Paid	$(20,004)	$(8,348)	$194

Supplemental Disclosures of Non-Cash Investing Activities
Capital Expenditures acquired on account but unpaid as of year-end	$44,184	$32,253	$39,130
Notes Receivable Exchanged for Accounts Payable	$—	$3,841	$10,168

Consolidated Balance Sheets
(In Thousands)

	South Jersey Industries, Inc. and Subsidiaries
	December 31,
	2018	2017
Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$4,341,113	$2,652,244
Accumulated Depreciation	(787,243)	(498,161)
Nonutility Property and Equipment, at cost	152,232	741,027
Accumulated Depreciation	(52,629)	(194,913)

Property, Plant and Equipment - Net	3,653,473	2,700,197

Investments:
Available-for-Sale Securities	41	36
Restricted	1,649	31,876
Investment in Affiliates	76,122	62,292

Total Investments	77,812	94,204

Current Assets:
Cash and Cash Equivalents	30,030	7,819
Accounts Receivable	337,502	202,379
Unbilled Revenues	79,538	73,377
Provision for Uncollectibles	(18,842)	(13,988)
Notes Receivable - Affiliate	1,945	4,913
Natural Gas in Storage, average cost	60,425	48,513
Materials and Supplies, average cost	1,743	4,239
Prepaid Taxes	30,694	41,355
Derivatives - Energy Related Assets	54,021	42,139
Assets Held For Sale	59,588	—
Other Prepayments and Current Assets	26,548	28,247

Total Current Assets	663,192	438,993

Regulatory and Other Noncurrent Assets:
Regulatory Assets	662,969	469,224
Derivatives - Energy Related Assets	7,169	5,988
Notes Receivable - Affiliate	13,275	13,275
Contract Receivables	27,961	28,721
Goodwill	734,607	3,578
Other	116,119	110,906

Total Regulatory and Other Noncurrent Assets	1,562,100	631,692

Total Assets	$5,956,577	$3,865,086

	2018	2017
Capitalization and Liabilities
Equity:
Common Stock: Par Value $1.25 per share; Authorized 120,000,000 shares; Outstanding Shares: 85,506,218 (2018) and 79,549,080 (2017)
Balance at Beginning of Year	$99,436	$99,347
Common Stock Issued or Granted Under Stock Plans	7,447	89
Balance at End of Year	106,883	99,436
Premium on Common Stock	843,268	709,658
Treasury Stock (at par)	(292)	(271)
Accumulated Other Comprehensive Loss	(26,095)	(36,765)
Retained Earnings	343,258	420,351

Total Equity	1,267,022	1,192,409

Long-Term Debt	2,106,863	1,122,999

Total Capitalization	3,373,885	2,315,408

Current Liabilities:
Notes Payable	270,500	346,400
Current Portion of Long-Term Debt	733,909	63,809
Accounts Payable	410,463	284,899
Customer Deposits and Credit Balances	32,058	43,398
Environmental Remediation Costs	47,592	66,372
Taxes Accrued	5,881	2,932
Derivatives - Energy Related Liabilities	24,134	46,938
Derivatives - Other Current	588	748
Deferred Contract Revenues	1,772	259
Interest Accrued	14,208	9,079
Pension Benefits	3,631	2,388
Other Current Liabilities	36,102	15,860

Total Current Liabilities	1,580,838	883,082

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes - Net	85,836	86,884
Pension and Other Postretirement Benefits	110,112	101,544
Environmental Remediation Costs	206,058	106,483
Asset Retirement Obligations	80,163	59,497
Derivatives - Energy Related Liabilities	7,256	6,025
Derivatives - Other Noncurrent	7,285	9,622
Regulatory Liabilities	478,499	287,105
Other	26,645	9,436

Total Deferred Credits and Other Noncurrent Liabilities	1,001,854	666,596

Commitments and Contingencies

Total Capitalization and Liabilities	$5,956,577	$3,865,086